Exhibit 10.24

2 Manhattanville Road, Suite 203 ⧫ Purchase ⧫ New York 10577 ⧫ (203) 742-1719

March 19, 2021

Claus Jensen

ADDRESS: [                    ]

Dear Claus,

We are pleased to confirm our offer of employment to you with Teladoc Health, Inc. for the position of Chief Innovation Officer. Your start date will be April 26, 2021. You will report to Jason Gorevic, CEO. Your work location will be from our Purchase Office with the ability to work remotely for the majority of your employment (within the United States), however, work from the Purchase Office subject to business needs. This offer, and the employment relationship resulting from its acceptance by you, is contingent upon: (i) your execution, as of your start date, of a Confidentiality and Proprietary Rights Agreement, substantially in the form attached hereto as Exhibit A; and (ii) Teladoc Health’s receiving satisfactory results from the background inquiries being performed in connection with your hire.

Cash Compensation:

In this position, you will receive a gross annual base salary of $450,000.00 (the “Base Salary”) payable in accordance with Teladoc Health’s customary payroll practices, and subject to applicable tax withholdings and other payroll deductions.

Sign-On Bonus:

We are pleased to offer you a signing bonus of $650,000.00. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with Teladoc Health. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you leave Teladoc Health within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire bonus.

Equity Compensation:

Subject to the approval of the Compensation Committee of the Teladoc Health’s Board of Directors, and pursuant to Teladoc Health’s 2020 Equity Incentive Award Plan, as amended (the “Plan”), you will receive an equity incentive award with a total grant value of $3,250,000 -- delivered $500,000 in stock options and $2,750,000 in restricted stock units. Subject to the terms and conditions of the Plan and its associated award forms: (i) the options awarded will vest twenty- five percent (25%) of the total number of shares covered on the first (1st) anniversary of grant, vesting as to the remaining seventy-five percent (75%) of the total number of shares covered in thirty-six (36) equal monthly installments thereafter; and (ii) the restricted stock units awarded will vest, annually with respect to the date of grant, in three (3) equal installments. Please note that the grant date for your new hire grant is the first day of the month immediately following your start date. Additional equity incentive grants to you may be made in accordance with Teladoc Health’s customary and then-prevailing practices with respect to senior officers; based on current guidance and conditions, we would anticipate each such award to approximate $1,750,000 in grant value. The foregoing notwithstanding, any such future equity incentive award is not guaranteed and remains entirely subject to Teladoc Health’s sole and absolute discretion. In addition, you will also receive a new hire equity grant, equal in value to $1,500,000 in the form of performance- based restricted stock units (PSU’s). The PSU grant will vest based the achievement of key research and development objectives as determined and agreed upon with Jason Gorevic. Vesting of this award would occur, as applicable, on the second anniversary of the date of grant and subject to your continued employment through the vesting date. Your PSU award will be designed to have upside potential based on overachievement of agreed upon objectives.

Your new hire equity awards will have a grant date as of the first business day of the month following your date of employment with Teladoc Health, Inc. The number of RSUs and PSUs will be determined by dividing the applicable dollar amount by the closing price of Teladoc Health’s, Inc.’s common stock as traded on the NYSE on the date of grant. The number of stock options will be determined by dividing the applicable dollar amount by the Black Scholes value of Teladoc Health’s, Inc.’s on the date of grant.

Teladoc Health uses Fidelity Stock Plan Services as their third-party administrator and record keeper for your equity award. You will receive an email notification from Fidelity within 7-10 days following your date of grant with information on how to access and accept your equity award agreements.

Bonuses:

You shall be eligible to receive an annual corporate bonus (pro-rated based on your time in position during 2021) with a target amount equal to 75% of your then-applicable base salary. Such bonus (if any) will be based on a mix of corporate goals and individual performance as determined by Jason Gorevic. You will not be eligible to receive a bonus unless you are actively employed and in good standing on the payment date, except as set forth in any applicable Teladoc Health severance plan in which you participate. The foregoing notwithstanding, any and all bonus payments shall be at all times subject to Teladoc Health’s sole and absolute discretion.

Benefits:

While you are employed with Teladoc Health, you will be eligible to receive the benefits it makes generally available to its U.S. employees, including, without limitation, medical and disability coverage and participation in Teladoc Heath’s 401(k) savings plan. (See specific plans for detailed eligibility requirements and coverage; all benefits are subject to periodic changes and to any applicable initial waiting period.) In addition, you will be eligible for Teladoc Health’s Flexible Time Off Plan. This plan will allow you to take the time off you need, with your manager’s approval. You will not accrue paid time off; however, you will be eligible to receive at least the minimum amount required by applicable law. Teladoc Health may require, in its sole and absolute discretion, that you take Flexible Time Off at a time and for a duration specified by Teladoc Health.

Employment Relationship and Severance:

You acknowledge and agree that your employment relationship with Teladoc Health will be considered “employment at will” and, consequently, your employment may be terminated by either you or Teladoc Health at any time and for any reason. In the event of your resignation, Teladoc Health requests that you provide two (2) weeks’ written notice to Teladoc Health. You will be eligible to participate in Teladoc Health’s Senior Leader Severance Plan, a copy of which is included herewith.

No Conflicting Obligations:

By accepting this offer, you represent and warrant that your acceptance of employment with Teladoc Health does not and will not breach any agreement to keep in confidence any trade secret or other confidential data, knowledge or information that you previously acquired in trust or in confidence.

Restrictive Covenants and General Provisions:

Non-Solicitation. You agree that, during your employment with Teladoc Health and for a period of twelve (12) months after any termination of your employment (the “Covered Period”), you shall not, directly or indirectly, on behalf of yourself or any third party, engage in the following activities, unless such activities are on behalf of Teladoc Health or any of its subsidiaries or Teladoc Health has given prior written consent: (i) solicit, induce, recruit or encourage, or take any other action which is intended to induce or encourage or has the effect of inducing or encouraging any of Teladoc Health’s employees to leave their employment with Teladoc Health; or (ii) interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Teladoc Health and any of its actual or prospective customers, suppliers, employees, or stockholders, within the Geographic Area (as defined below).

Non-Competition. In addition, during the Covered Period, you shall not, directly or indirectly, (a) engage in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, or otherwise), (b) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or (c) participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business, that engages or participates in a Competing Business Purpose (as defined below), including, but not limited to, telehealth and telemedicine companies such as American Well Corporation, MDLIVE Inc. or Doctor on Demand, Inc.

Geographic Area. For purposes of this letter agreement, “Geographic Area” means any city, county or state, or any similar subdivision thereof, in each of the United States of America, it being understood that the whole world is the current or target market of Teladoc Health.

Competing Business Purpose. For purposes of this letter agreement, “Competing Business Purpose” shall mean Teladoc Health’s business as conducted by Teladoc Health at any time during the course of your employment with Teladoc Health (including, without limitation, products and services under the development as of the date of the termination of your employment with Teladoc Health).

Separate Covenants. Every portion of this agreement is intended to be severable. The covenants shall be construed as a series of separate covenants, one for each city, county, state, or any other similar subdivision in any Geographic Area. The covenants shall also be construed as a series of separate and successive covenants, one for each month of the Covered Period. Whenever possible, each provision shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this agreement shall be unenforceable in any judicial or arbitral proceeding, the unenforceable provision(s) shall be deemed severed from the others and the remainder of the agreement shall remain enforceable. In the event that any provision of this agreement is deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provision shall be modified and reformed to the greatest limitation such that the agreement is found reasonable by a court of competent jurisdiction. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, you and Teladoc Health agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Construction. In the event a question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by both you and Teladoc Health, and no presumption or burden of proof shall arise favoring or disfavoring either by reason of one party’s drafting of a provision.

Acknowledgements. You acknowledge that the nature of Teladoc Health’s business is such that if you were to become employed by, or substantially involved in, the business of a competitor of Teladoc Health within the Covered Period, it will be difficult for you not to rely on or use Teladoc Health’s trade secrets and confidential information. Therefore, you have agreed to enter into this agreement to reduce the likelihood of disclosure of Teladoc Health’s trade secrets and confidential information. You also acknowledge that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things: (a) these non-competition and non- solicitation agreements are entered into in connection with the offer of employment to you and based upon the covenants agreed to you thereby; (b) Teladoc Health is engaged in a highly competitive industry; (c) you may have continued access to the trade secrets, confidential information and know-how of Teladoc Health, including without limitation the plans and strategy (and in particular the competitive strategy) of Teladoc Health; (d) you are receiving significant compensation in connection with your employment and the covenants provided herein; (e) the non-competition and non-solicitation provisions will not impose an undue hardship on you, and you acknowledge that in the event that your employment with Teladoc Health ends, you will be able to obtain suitable and satisfactory employment in your chosen profession without violation of these covenants; and (f) these covenants provide no more protection than is reasonable and necessary to protect the trade secrets, confidential information, customer contracts and relationships, and goodwill of Teladoc Health.

Choice of Law and Venue; Equitable Relief. You acknowledge and agree that this agreement is being made and executed in and is intended to be performed in the State/Commonwealth of NY and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State/Commonwealth of NY without giving effect to any choice of law provision or rule that would cause the application of the laws of any jurisdiction other than the State/Commonwealth of NY. You further consent to the exclusive jurisdiction and venue of the state and federal district courts sitting in Dutchess, NY, for any and all disputes arising out of or relating to this Agreement. You agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with the terms hereof and that Teladoc Health shall be entitled to equitable relief, including injunctive relief or specific performance, in addition to any other remedy to which it may be entitled.

[remainder of page left blank]

We believe that Teladoc Health has tremendous potential and is a company that will provide great opportunities for its employees for personal growth, challenging work and financial rewards. We hope that the experience and skill set that you bring to Teladoc Health will make a significant contribution towards the future success of Teladoc Health.

If you wish to accept this position, please sign below and return this letter agreement along with the Acknowledgment of Conditions of Employment to Heather O’Callaghan, VP, Global Talent Acquisition, within three (3) business days. The offer represented hereby is open for you to accept until March 23, 2021, at which time it will be deemed to be withdrawn. Your signature below also serves to confirm that you are not a party to any other agreement that would prevent you from joining Teladoc Health as an employee in accordance with the terms set forth in this letter. You understand and agree that no amendment to this letter agreement shall be valid unless in writing and signed by both you and the applicable Human Resources representative for Teladoc Health.

Should you have any questions regarding this letter, our offer of employment or anything else, please do not hesitate to contact me. We are very excited to have you join the team and we look forward to working with you.

Sincerely yours,

/s/ Heather O’Callaghan
Heather O’Callaghan, VP, Global Talent Acquisition

I hereby accept Teladoc Health’s offer of employment on the terms set forth above and, furthermore, I hereby agree to, and intend to be legally bound by, the restrictive covenants and other provisions in this letter agreement.

Signature:	/s/ Claus Jensen
Claus Jensen

Date: March 19, 2021

ACKNOWLEDGMENT OF CONDITIONS OF EMPLOYMENT

Instructions: Please read the contents of this ACKNOWLEDGMENT carefully. Your offer of employment is contingent upon your acceptance of the conditions of employment described below. If you accept these conditions, please sign in the space provided at the bottom of this form, and return with your signed offer letter.

1.

I acknowledge that the statement of an annual salary in the offer letter is for convenience of computation only and does not imply a guarantee of employment for any specific period, and that as indicated in Teladoc Health’s employment application and in the offer letter, all employment with Teladoc Health is at will.

2.

Proof of legal authorization to work in the United States is required by law. In that regard, upon reporting to work, I will produce certain documents as provided in the attached “Lists of Acceptable Documents,” which establish my identity and work eligibility (please bring the documents with you on your first day of employment.)

3.

I have represented to Teladoc Health that I am under no contractual obligation, restrictive covenant or other restriction with a prior employer which would prevent me from working for Teladoc Health or carrying out my responsibilities for Teladoc Health, or which is in any way inconsistent with the terms of this letter. To the extent there is any document that I feel might restrict my ability to perform the terms and conditions outlined herein, I will disclose those to Teladoc Health prior to my acceptance of this offer. I also understand and agree that I shall not bring, use or disclose any information that could be deemed to be confidential or proprietary by my former employer or that would constitute a trade secret under applicable law. I shall also immediately return to my prior employer any of my prior employer’s property currently in my possession and refrain from bringing any such property onto Teladoc Health’s premises.

4.

I agree that in the event I voluntarily terminate employment within 12 months of my start date, to reimburse Teladoc Health for any outstanding monies owed Teladoc Health that have not been repaid by the time employment is terminated. I further authorize Teladoc Health, to the extent permitted by law, to deduct and offset any payments, including but not limited to payments for wages, bonuses, or expenses, otherwise owed to me upon termination of employment. If these deductions are insufficient, I agree to reimburse Teladoc Health for the balance.

I accept the conditions of employment described above:

Signature:	/s/ Claus Jensen	Date: March 19, 2021
Claus Jensen